UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 15, 2021

APi Group Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39275	98-1510303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Old Highway 8 NW New Brighton, MN	55112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 636-4320

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	APG	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment to Credit Agreement

In anticipation of the closing of the Company’s proposed acquisition of Chubb Limited (the “Chubb Acquisition”), on December 16, 2021 (the “Effective Date”), APi Group DE, Inc. (“Borrower”), a wholly-owned subsidiary of APi Group Corporation (the “Company”), entered into Amendment No. 2 to the Credit Agreement (“Amendment No. 2”), with the Company, as a guarantor, the Company subsidiary guarantors named therein, as guarantors, the lenders and letter of credit issuers from time to time party thereto, and Citibank, N.A., as administrative agent and as collateral agent, which amends the Credit Agreement, dated as of October 1, 2019 and amended on October 22, 2020, by and among the Borrower, the Company, the Company subsidiary guarantors from time to time party thereto, the lenders and letter of credit issuers from time to time party thereto, and Citibank, N.A. as administrative agent and collateral agent (as amended, supplemented or modified from time to time, the “Credit Agreement”).

If the date on which the conditions of Amendment No. 2 are satisfied or waived (the “Funding Date”), which conditions include the contemporaneous closing of the Chubb Acquisition, does not occur prior to the earlier of (a) the outside date of the closing of the Chubb Acquisition, (b) termination of the Chubb Acquisition or closing thereof without funding the 2021 credit facilities, or (c) termination of Amendment No. 2 by the Borrower otherwise, Amendment No. 2 will cease to be in force and the Credit Agreement will revert to its provisions existing prior to the Effective Date.

On the Effective Date, (a) the 2021 incremental term loan lenders agreed to provide a $1.1 billion seven-year incremental term loan (the “2021 Term Loan”), (b) the 2021 revolving credit lenders upsized the revolving credit commitments by $200 million to $500 million (the “Revolving Credit Facility”), and (c) the initial revolving credit maturity date was extended until the earlier of five years after the Funding Date and the date that is 91 days after the initial term loan maturity date if any portion of the initial term loan is outstanding on such date.

On the Funding Date, among other things, (a) the Borrower will draw the $1.1 billion 2021 Term Loan in its entirety, (b) the Borrower may draw on the upsized and extended five-year $500 million Revolving Credit Facility, (c) the letter of credit issuers will increase the letter of credit sublimit by $100 million to $250 million, (d) additional loan parties and collateral in additional jurisdictions will be required to become subject to the Credit Agreement, (e) the guarantor coverage requirements under the Credit Agreement will generally require the loan parties to represent (i) at least 75% of consolidated EBITDA and (ii) at least 85% of consolidated EBITDA, after disregarding certain subsidiaries, and (f) certain other changes to the Credit Agreement as more particularly described in Amendment No. 2 will become binding, including but not limited to, changes for the purpose of addressing LIBOR-transition needs of the lenders under the Revolving Credit Facility, facilitating the Chubb Acquisition and maintaining ongoing and future operational flexibility.

On the Funding Date, the interest rate applicable to the 2021 Term Loan is, at the Borrower’s option, either (a) a base rate, plus an applicable margin equal to 1.75% or (b) a Eurocurrency rate (adjusted for statutory reserves) plus an applicable margin equal to 2.75%. Principal payments on the 2021 Term Loan will commence with the first quarter ending after the Funding Date and will be made in quarterly installments on the last day of each fiscal quarter, for a total annual amount equal to 1.00% of the initial aggregate principal amount of the 2021 Term Loan. The 2021 Term Loan matures on the seventh anniversary after the Funding Date. Additionally, the 2021 Term Loan is subject to the same mandatory prepayment provisions as the Company’s existing term loans.

All other material terms of the Credit Agreement, as amended, will remain unchanged.

The closing of the Chubb Acquisition is subject to certain customary closing conditions, and there is no guarantee, and neither the Borrower nor the Company can provide any assurances, that the closing of the Chubb Acquisition will occur on or before the outside date, or at all.

The foregoing description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 2, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

(d)	Exhibits

The following exhibits are being filed or furnished as part of this Current Report on Form 8-K.

Exhibit Number	Exhibit Title

10.1

Amendment No. 2 to Credit Agreement, dated December 16, 2021, by and among APi Group DE, Inc., (the “Borrower”), APi Group Corporation, certain subsidiaries of the Borrower party thereto, Citibank, N.A., as collateral agent and administrative agent, and the lender and letter of credit issuers party thereto.

104.1	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

API GROUP CORPORATION

By:	/s/ Andrea M. Fike
Name:	Andrea M. Fike
Title:	Senior Vice President, General Counsel and Secretary

Date: December 17, 2021